EXHIBIT 99.2
CROSSFIRE CAPITAL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors on ______________, 2006

Introduction

This Code of Business Conduct and Ethics (the "Code") embodies the commitment of Crossfire Capital Corporation to conduct its business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of our Board of Directors are expected to adhere to those principles and procedures of this Code that apply to them. Section I of this Code shall be our code of ethics for Senior Financial Officers (as defined below) under Section 406 of the Sarbanes-Oxley Act of 2002 and related rules.

SECTION I

A.                    Compliance and Reporting

Any employee or director who becomes aware of any existing or potential violation of this Code or any illegal or unethical behavior should promptly notify, in the case of employees, the Company’s General Counsel, if any, or the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) or a member of the Audit Committee and, in the case of directors and the CEO, the CFO and the Principal Accounting Officer (the "Senior Financial Officers"), the Company’s General Counsel, if any, or a member of the Audit Committee (we refer to such contacts as "Appropriate Ethics Contacts"). Any employee or director who is unsure of whether a violation has occurred should discuss the situation with an Appropriate Ethics Contact. All reports will be treated confidentiality, and it is the Company’s policy not to allow retaliation against anyone for reports of misconduct made in good faith.

B.	Conflicts of Interest

A "conflict of interest" occurs when an individual's personal interest improperly interferes with the interests of the Company. Working for a competitor, customer or supplier at the same time as working for the Company will almost always be a conflict of interest. Of particular concern are conflicts of interest involving any management or other employees who have a significant role in the Company’s financial, reporting or internal controls. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Board of Directors. In particular, an employee or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person.

Any employee or director who is aware of any situation that is or could reasonably be expected to give rise to a conflict of interest must discuss the matter promptly with an Appropriate Ethics Contact.

C.	Public Disclosure

Information in the Company’s public communications, including SEC filings and communications with shareholders, must be full, fair, accurate, timely and understandable. The CEO and all Senior Financial Officers are responsible for compliance with these standards. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer promptly to bring to the attention of the Company's Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and to otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company’s Disclosure Controls and Procedures.

The CEO and each Senior Financial Officer shall also promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

D.	Compliance with Laws, Rules and Regulations

Compliance with all applicable governmental laws, rules and regulations is essential to conducting our business. Each employee and director is expected to adhere to the standards and restrictions imposed by those laws, rules and regulations. The CEO and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee and the CEO any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

Insider Trading

It is both illegal and against Company policy for any employee or director who is aware of material non-public information relating to the Company, any of its customers, suppliers, service providers or other business partners, or any other company to buy or sell any securities of those issuers or to pass on the information to anyone else under circumstances that suggest the other person may buy or sell securities based on the information.

Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before the employee or director learned the material information, are not exceptions. Even the appearance of an improper transaction must be avoided to prevent any potential risk to the Company or the individual. Violations of insider trading laws may be punishable by fines or imprisonment.

To assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees’ trading in the Company’s securities. A copy of this policy has been distributed to every employee. Any employee or director who is uncertain about the legal rules involving his or her purchase or sale of any Company securities or any other securities should consult with an Appropriate Ethics Contact before making any such purchase or sale.

E.	Accountability

Employees and directors will be held accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, including termination of employment or removal from the Board of Directors. Violations of this Code of Ethnics may also constitute violations of law and may result in civil or criminal penalties for employees, directors and the Company.

SECTION II

A.                    Corporate Opportunities

Employees and directors are expected to advance the Company's legitimate business interests when the opportunity to do so arises. Employees and directors may not take for themselves (or direct to a third party) a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees and directors are prohibited from using corporate property, information or position for personal gain or to compete with the Company.

The line between personal and Company benefits is often difficult to draw, and both personal and Company benefits may be derived from certain activities. If an employee or director has any questions about a personal use of Company property or services, he should discuss the matter with the Appropriate Ethics Contact.

B.                    Confidentiality

In carrying out the Company's business, employees and directors often learn confidential or proprietary information about the Company, its customers, suppliers, business partners, or other third parties. Employees and directors must respect and support the confidentiality of such information, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided to the Company by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

C.                    Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through illegal or unethical business practices. Stealing proprietary information, possessing or using trade secrets obtained without the owners consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Each employee and director is expected to deal fairly with the Company's service providers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

D.	Equal Employment Opportunity and Harassment

Our personnel decisions are made on the basis of merit and contribution to the Company’s success. Concern for the personal dignity and individual worth of every person is an indispensable element in our standard of conduct. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual's terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment. Employees who experience or observe work-related discrimination, harassment or similar problems are urged to report them to an Appropriate Ethics Contact.

E.	Protection and Proper Use of Company Assets

All officers and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

F.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

G.	Use and Receipt of Gifts and Business Gratuities

Certain laws and Company policy limit the giving and receiving of gifts, payments and business gratuities. Giving or receiving gifts, meals, or entertainment in our internal and external business relationships is prohibited unless they meet all of the following criteria:

•	They comply in all respects with applicable law and the generally accepted ethical standards, including the standards of the recipient’s employer, professional association or organization;

•	They have a valid business purpose;

•	They are appropriate as to time, place, value (modest; not lavish or extravagant) and kind;

•	They do not influence or give the appearance of influencing the behavior of the recipient.

SECTION III
WAIVERS OF THIS CODE

The Company may waive certain provisions of this Code when deemed appropriate under the circumstances. Any employee or director who believes that a waiver may be appropriate or necessary should discuss the matter with an Appropriate Ethics Contact. Waivers for executive officers (including Senior Financial Officers) or directors of the Company may be made only by the Board of Directors. Waivers will be disclosed as required under applicable SEC and American Stock Exchange rules.